Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 21, 2011 by and among FNB United Corp., a North Carolina corporation (the “Company”), CommunityONE Bank, National Association, a national banking association (the “Bank”), and David L. Nielsen (the “Executive”).

WHEREAS, the Company and the Bank are committed to sound compensation practices designed to encourage their executive officers and employees to adopt best risk management practices and ensure the safety and soundness of the Bank;

WHEREAS, the Company, the Bank, and the Executive intend that this Agreement meet the requirements of applicable laws regarding executive compensation;

WHEREAS, the Company and the Bank desire to retain the Executive to provide management services to the Company and the Bank on the terms and conditions set forth in this Agreement, and the Executive desires to provide such services on such terms and conditions; and

WHEREAS, this Agreement has been specifically reviewed and approved by the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”).

NOW, THEREFORE, in consideration of the terms and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Services, Duties and Responsibilities.

(a) The Company hereby agrees to employ the Executive as its Chief Financial Officer during the service period fixed by Section 4 hereof (the “Service Period”) and the Bank hereby agrees to employ the Executive as its Chief Financial Officer during the Service Period. At all times during the Service Period, the Executive shall be the Chief Financial Officer of the Company and the Bank. The Executive shall report to the Company Board and the Bank Board and shall have such duties and responsibilities as are consistent with the positions of Chief Financial Officer of a bank holding company and a community bank of similar size and complexity as the Company and the Bank, respectively (the “Services”). The Executive’s principal work location shall be at the Company’s and the Bank’s principal executive offices; provided that the Executive may be required to travel as reasonably necessary in order to perform his duties and responsibilities hereunder.

(b) During the Service Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of the Executive’s working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business of the Company and the Bank.

(c) During the Service Period, the Executive may not, without the prior written consent of the Company Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of competitive business or service (other than as an executive of the Company and the Bank); provided that the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of the Executive’s duties under this Agreement to any one or more of the following activities: (i) investing the Executive’s and his family’s personal assets in such manner as will not require significant services to be rendered by the Executive in the operation of the affairs of the companies in which investments are made; and (ii) engaging in community and charitable activities.

2. Compensation.

(a) Base Salary. During the Service Period, the Executive shall be paid an annual base salary of $475,000 for the Executive’s services hereunder, payable in accordance with the normal and customary payroll procedures applicable to the Company’s and the Bank’s senior executives. The Executive’s base salary shall be subject to annual increase (but not decrease) as determined by the Company Board in its discretion (such base salary, as it may be increased from time to time, the “Base Salary”).

(b) Annual Bonuses. For each calendar year during the Service Period, the Executive shall be eligible to receive an annual bonus. The target amount of the annual bonus shall be one hundred percent (100%) of the Executive’s Base Salary (the “Target Bonus”). The actual amount paid shall be determined based upon the achievement of corporate performance goals and/or other conditions that are established by the Compensation Committee of the Company Board, and may be less than or greater than the Target Bonus; provided, however, that in no event will Executive’s annual bonus exceed an amount that is two hundred percent (200%) of the Executive’s Base Salary. The Executive’s annual bonus for a calendar year shall be paid as soon as practicable after the close of the calendar year but not later than March 15 of the following calendar year; provided, however, that for calendar year 2011, the Executive’s annual bonus shall be paid not later than December 31, 2011. The payment or accrual of bonuses under this Section 2(b) shall in all events be subject to compliance with Section 13(a) hereof.

(c) Long-Term Compensation. The Executive shall be eligible to participate in all of the Company’s long term cash and equity award and equity based grant programs applicable to other senior executive officers of the Company and the Bank, in accordance with the terms and conditions of such plans. Such participation shall in all events be subject to compliance with Section 13(a) hereof.

(d) Consulting Agreement Success Fee. On the Effective Date, the Company shall pay to the Executive a lump sum payment equal to $350,000, such payment being in full satisfaction of all obligations of the Company to pay, and all rights of the Executive to receive, the “success fee” otherwise provided under that certain Consulting Agreement dated October 1, 2010 between the Company and the Executive (which agreement shall be terminated as of the Effective Date).

(e) Other Benefits. The Executive shall be eligible to participate in all employee benefit plans and arrangements of the Company, the Bank or any of their affiliates applicable to other senior executive officers (including, without limitation, disability insurance, and fringe benefit and perquisite programs).

(f) Vacation. The Executive shall be entitled to five (5) weeks of vacation in each calendar year.

3. Reimbursement for Business Expenses.

The Company or the Bank, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket business expenses and travel expenses incurred by the Executive in connection with the carrying out of the Executive’s responsibilities under this Agreement during the Service Period (the “Out-of-Pocket Expenses”) upon presentation of appropriate vouchers or other satisfactory evidence thereof and otherwise in accordance with applicable Company and Bank policies.

4. Service Period.

(a) Term. The Service Period during which the Executive shall perform the Services for the Company and the Bank shall commence on the Effective Date, and shall expire on the close of business at the end of the calendar year three (3) years from the Effective Date. Renewal of this Agreement shall be subject to prior approval of the Company Board and the Bank Board. As used in this Agreement, “Effective Date” means the date of the closing of the transactions contemplated by each of (i) the Investment Agreement, dated as of April 26, 2011, by and between the Company and Carlyle Financial Services Harbor, L.P. (the “Carlyle Investor”), and (ii) the Investment Agreement, dated as of April 26, 2011, by and between the Company, Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P. (together, the “Oak Hill Investor”). This Agreement shall terminate automatically if the Service Period shall not have commenced by October 21, 2011, and no party shall have any obligation to another hereunder upon such termination. Further, this Agreement shall terminate and the Service Period shall expire on the sixtieth (60th) day following the Effective Date if the Bank Board and the Company Board, each as constituted following the closing of the transactions contemplated by the foregoing Investment Agreements, shall not have ratified and approved this Agreement by written resolution within the sixty (60) day period following the Effective Date. Upon such termination, the Bank shall pay the Executive the Accrued Obligations (as defined in Section 6(a)), the Executive shall be released from his obligations under Section 8 and the Executive shall remain subject to his obligations under Section 9.

(b) Termination. Notwithstanding the foregoing, the Service Period may be terminated at any time upon the earliest to occur of the following events or any of the events listed in Section 7:

(i) Death or Disability. The Service Period shall terminate upon the Executive’s death or Disability. For this purpose, “Disability” means that either (i) the Executive is deemed disabled for purposes of any group or individual long-term disability policy paid for by the Company or the Bank that covers the Executive, or (ii) in the good faith judgment of the Company Board, the Executive is substantially unable to perform the Executive’s duties under this Agreement for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury.

(ii) Termination for Cause by the Company. The Company may terminate the Service Period for Cause. For purposes of this Agreement, the term “Cause” shall mean, when used in connection with the termination of the Service Period, the termination of the Service Period on account of (A) the Executive’s incompetence or dishonesty in his performance of, deliberate neglect of, willful malfeasance or misconduct in connection with the performance of, or continued failure to substantially perform, duties reasonably assigned to the Executive by the Company Board or the Bank Board which are in the interests of the Company or the Bank and consistent with the Executive’s obligations hereunder; (B) the Executive’s material breach of this Agreement or any material written Company policy; (C) the Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (D) an act or acts on Executive’s part constituting (x) a felony or (y) a misdemeanor involving a Presumptive Disqualifier (as defined below) by the Executive; provided that, within thirty (30) days following the Company’s knowledge of the occurrence of any of the events set forth herein, the Company shall have delivered written notice to the Executive of its intention to terminate the Service Period for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s right to terminate the Service Period for Cause and, solely to the extent such circumstances are capable of being cured, in the reasonable judgment of the Board, the Executive shall not have cured such circumstances within ten (10) business days following the Executive’s receipt of such notice. “Presumptive Disqualifier” means (i) fraud, moral turpitude, dishonesty, breach of trust or fiduciary duties, organized crime or racketeering; (ii) violation of securities or commodities laws or regulations; (iii) violation of depository institution laws or regulations; (iv) violation of housing authority laws or regulations; or (v) violation of the rules, regulations, codes of conduct or ethics of a self-regulatory trade or professional organization.

(iii) Termination without Cause by the Company. The Company may terminate the Service Period without Cause.

(iv) Termination by the Executive for Good Reason. The Executive may terminate the Service Period for Good Reason within one hundred twenty (120) days following the initial existence of the circumstances giving rise to Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the termination of the Service Period, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s duties and responsibilities or authority, or any material adverse change in the Executive’s base compensation; (ii) a relocation of the Executive’s primary work location more than thirty (30) miles from Asheboro, North Carolina (provided that the relocation of the Executive’s primary work location to Charlotte, North Carolina or a location within thirty (30) miles of Charlotte North Carolina shall not constitute “Good Reason”); (iii) any material breach of this Agreement by the Company or the Bank; or (iv) a Change of Control; provided that the Executive shall have delivered written notice to the Company, within ninety (90) days of the initial existence of the circumstances giving rise to Good Reason, of the Executive’s intention to terminate the Service Period for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate the Service Period for Good Reason, and the Company or the

Bank shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice. If, following such thirty (30) day period, the Company or the Bank has not cured such circumstances and Executive decides to proceed with the termination of the Service Period for Good Reason, such a termination will be effected by providing the Company with a Notice of Termination. For purposes of this Section 4(b)(iv), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(v) Voluntary Termination by the Executive. The Executive may voluntarily terminate the Service Period (other than for Good Reason); provided that the Executive provides the Company with notice of the Executive’s intent to terminate the Service Period at least thirty (30) days in advance of the Date of Termination.

(vi) Change of Control. “Change of Control” means, and shall be deemed to have occurred, if:

(A) any Person, other than (i) any employee benefit plans of the Company, the Bank, or any of their affiliates or (ii) the Recapitalization Investors, is or becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, which Rules shall apply for purposes of this clause (A) whether or not the Company is subject to the Exchange Act), directly or indirectly, of Company securities representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Power”) if, at such time, the Voting Power represented by Company securities beneficially owned by such Person exceeds the Voting Power represented by the Company securities beneficially owned by either of the Recapitalization Investors;

(B) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined Voting Power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(C) the shareholders of the Company approve a plan of complete liquidation or winding up of the Company;

(D) the consummation of a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

(E) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Company Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds (2/3) of the Company Board members then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Company Board.

“Recapitalization Investors” means the Carlyle Investor (including its affiliates) and the Oak Hill Investor (including its affiliates); “Person” means the term “person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof; and “Exchange Act” means the Securities Exchange Act of 1934, as amended.

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Service Period by the Company or by the Executive (other than a termination on account of the Executive’s death) shall be communicated by written “Notice of Termination” to the other party in accordance with Section 13(d).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Service Period expires pursuant to Section 4(a) hereof, the date on which the expiration of the Service Period occurs; (ii) if the Service Period is terminated due to the Executive’s death or Disability, the date of the Executive’s death or Disability; (iii) if the Company terminates the Service Period for Cause, the date specified in the Notice of Termination; (iv) if the Executive terminates the Service Period for Good Reason, the date on which the Notice of Termination is given; (v) if the Executive voluntarily terminates the Service Period (other than for Good Reason), the date specified in the Notice of Termination, which date shall be no earlier than thirty (30) days after the date such notice is given pursuant to Section 4(b)(v) hereof; and (vi) if the Service Period is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) as set forth in such Notice of Termination.

6. Rights and Obligations Upon Termination of the Service Period.

(a) Termination by the Company without Cause or by the Executive for Good Reason. In the event of the termination of the Service Period by the Company without Cause or by the Executive for Good Reason, and to the extent not otherwise limited or prohibited under the FDIC Golden Parachute Rules, EESA, the Interim Final Rule or any other applicable similar law or regulation, the Bank shall pay the Executive: (i) any unpaid portion of the Base Salary through the Date of Termination; (ii) any Annual Bonus for the prior fiscal year which remains unpaid; (iii) any reimbursement for Out-of-Pocket Expenses incurred in connection with the Services (to the extent that appropriate vouchers or other satisfactory evidence of the expense in accordance with Company and Bank policies is presented to the Bank within thirty (30) days following the Date of Termination); and (iv) the Executive’s accrued but unused vacation through the Date of Termination (collectively the “Accrued Obligations”). In addition, the Bank shall pay the Executive, a lump sum cash payment equal to the product of (x) two (2) and (y) the sum of (i) the Base Salary and (ii) the Executive’s Target Bonus (such product, the “Severance Payment”). In addition, as of such Date of Termination, any (I) outstanding but unexercised stock options held by the Executive under any of the Company’s equity-based incentive plans at such time will become immediately exercisable and will continue to be exercisable for the remaining original term thereof, and (II) any unvested restricted stock held by Executive under such Company plans will become immediately vested and free of all restrictions. The Accrued Obligations and the Severance Payment shall be paid within thirty (30) days following the Date of Termination.

This Section 6(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any other compensation (excluding any severance compensation), equity-based grant or employee benefit plan, program or policy that is maintained by the Company, the Bank, or any of their affiliates for the Executive’s benefit (the “Company Plans”).

(b) Death or Disability. If the Service Period is terminated as a result of the Executive’s Disability or death, the Bank shall pay to the Executive or the Executive’s estate or beneficiaries, as the case may be, within thirty (30) days following the Date of Termination the Accrued Obligations. This Section 6(b) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under the Company Plans.

(c) Termination Upon the Expiration of the Service Period or by the Company for Cause or by the Executive Voluntarily. If the Service Period expires pursuant to Section 4(a) hereof or is terminated by the Company for Cause or voluntarily by the Executive (other than for Good Reason), the Bank shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Obligations. This Section 6(c) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under the Company Plans.

7. Other Termination Provisions.

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Company’s and the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company or the Bank (as applicable) may in their discretion (but subject in all events to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested benefits to which the Executive may be entitled under this Agreement or any of the Company Plans shall not be affected.

(c) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested benefits to which the Executive may be entitled under this Agreement or any of the Company Plans shall not be affected.

8. Non-Solicitation and Non-Competition.

(a) During the period of the Executive’s employment by the Company or the Bank or both, whether pursuant to this Agreement or otherwise, and for the twenty-four (24) month period following the termination of the Executive’s employment with the Company and the Bank, but only if the Executive’s employment with the Company and the Bank was terminated by the Company without Cause or voluntarily by the Executive for Good Reason and the Severance Payment (as calculated in Section 6(a) herein) has been paid, the Executive will not, without the written consent of the Company or the Bank, directly or indirectly, own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a Competing Business in the Territory. For purposes of this Agreement, “Competing Business” means banking and other financial services businesses, including commercial banks, savings banks, credit unions, mortgage companies, savings and loan associations, trust companies, investment advisory or sales businesses, any similar financial institutions, or any other business in which the Company, the Bank or any of their affiliates is engaged, or is contemplating becoming engaged, at the time of termination of the Executive’s employment; and “Territory” means the counties within North Carolina in which the Company, the Bank or any of their affiliates conducts operations as of the Effective Date and any other counties in North Carolina or in any other state added during the period of the Executive’s employment with the Company or the Bank by the Company’s or the Bank’s (or any of their respective affiliates’) conducting operations therein; provided, however, that the Executive may, without violating this Agreement, (A) own as a passive investment not in excess of one percent (1%) of the outstanding capital stock or other equity interests of a corporation or other entity whose shares or other equity interests are publicly traded on an established securities market, or (B) be employed following the termination of his employment with the Company and the Bank by any entity engaged in a Competing Business in the Territory if the Executive’s duties, activities and responsibilities for such entity are wholly unrelated to those duties, activities and responsibilities performed by the Executive for the Company, the Bank or their affiliates hereunder.

(b) During the period of the Executive’s employment by the Company or the Bank or both, whether pursuant to this Agreement or otherwise, and for the twenty-four (24) month period following the termination of the Executive’s employment with the Company and the Bank, the Executive will not, without the written consent of the Company or the Bank, directly or indirectly,

(i) influence or attempt to influence any customer of the Company, the Bank or any of their affiliates to discontinue its use of the Company’s or the Bank’s (or such affiliate’s) services or to divert such business to any other person, firm or corporation; or

(ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, the Bank or any of their affiliates and any of its respective employees, customers, suppliers, principals, distributors, lessors or licensors. Efforts by the Executive, whether direct or indirect, (A) to solicit or assist any other person or entity in soliciting any employee of the Company, the Bank, or any of their affiliates to perform services for any entity (other than the Company, the Bank, or any of their affiliates) or (B) to encourage any employee of the Company, the Bank, or any of their affiliates to leave their employment with the Company, the Bank, or any of their affiliates shall be in violation of this Section 8(b). A person’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company, the Bank, or any of their affiliates shall not be deemed a violation of this Section 8(b).

(c) In the event the Executive breaches any of the provisions contained in Section 8(a) or (b) and the Company or the Bank seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has actually competed with the Company, the Bank or any of their affiliates or been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

(d) The Company and the Bank intend that Section 8 of this Agreement be enforced as written. However, if one or more of the provisions contained in Section 8 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Company agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

(e) Notwithstanding anything the contrary herein, in the event that the Company terminates the Service Period without Cause or the Executive terminates the Service Period for Good Reason, the restrictions imposed by Section 8(a) shall not apply to the Executive after termination of the Service Period to the extent that the Executive does not receive payment of the Severance Payments by reason of the limitations set forth in Section 13(a) hereof

9. Confidentiality; Non-Disclosure.

(a) The Executive hereby agrees that, during the Service Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company, the Bank, or any of their affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company, the Bank, or any of their affiliates (in whatever form) that is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets.

(b) The Executive hereby agrees that upon the termination of the Service Period, he shall not take, without the prior written consent of the Company, any business plans, strategic plans or reports or other document (in whatever form) of the Company, the Bank or any of their affiliates, which is of a confidential nature relating to the Company, the Bank, or any of their affiliates. Notwithstanding the foregoing, the Executive may retain his personal rolodex and similar electronic or written phone directories to the extent the foregoing does not contain Confidential Information (other than names, addresses, telephone numbers and similar contact information).

10. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company, the Bank, and their affiliates in the event that the Executive breaches any of the restrictive covenants set forth in Sections 8 and 9 (the “Restrictive Covenants”). In the event that the Executive breaches any of the Restrictive Covenants, the Company and the Bank shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or the Bank shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company, the Bank or any of their affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company, the Bank, or any of their affiliates has an adequate remedy at law.

11. Representations.

Each party hereto represents and warrants to the other parties hereto that (a) the execution, delivery and performance by such party of this Agreement has been duly authorized by all necessary action on its part and does not and will not contravene or conflict with any provisions of any agreement or other instrument to which it is a party or by which it is bound or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, governmental authority, administrative agency or arbitrator, (b) this Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and (c) there is no pending or threatened action or proceeding affecting such party before or by any court, governmental authority, administrative agency or arbitrator, which if adversely determined, would prevent such party from performing its obligations hereunder.

12. Legal Fees.

The Company or the Bank shall reimburse the Executive for legal fees reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, subject to a cap of $20,000. In the event of a contest or dispute among the parties with respect to this Agreement, each of the parties shall be responsible for its respective legal fees and expenses; provided that, if the Executive substantially prevails in a contest or dispute for amounts allegedly owed but not paid by the Company or the Bank, the Company and the Bank shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with such contest or dispute.

13. Miscellaneous.

(a) Notwithstanding anything herein to the contrary: (i) any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and 12 C.F.R. Part 359 regarding golden parachute and indemnification payments (the “FDIC Golden Parachute Rules”); (ii) no annual bonus, incentive compensation, severance pay, or golden parachute payments or benefits shall be paid, provided, or accrued under this Agreement or otherwise to the extent it would violate Section 111 of Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and the Interim Final Rule (as hereinafter defined); (iii) no payment or benefit shall be paid or provided under this

Agreement or otherwise to the extent that it would violate any agreement between or among the Company and/or the Bank and the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other governmental entity or agency; and (iv) subject to, and in accordance with, the interim final rule promulgated pursuant to Sections 101(a), 101(c)(5), and 111 of EESA (the “Interim Final Rule”), the Executive shall be required to repay to the Company or the Bank, as applicable, the amount of any bonus payment (as defined in the Interim Final Rule) made during the TARP period (as defined in the Interim Final Rule) to the extent that the bonus payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the Severance Payment, to the extent subject to Section 409A of the Code, (i) the Service Period shall not be deemed to have terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code, and (ii) the term “Date of Termination” shall mean the effective date of the Executive’s separation from service. Reimbursement of any expenses provided for in this Agreement (including pursuant to Section 12 hereof) shall be made promptly upon presentation of documentation in accordance with the Company’s and the Bank’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Any installment payments that are delayed pursuant to this Section 13(b) shall be accumulated and paid in a lump sum on the first day of the seventh month following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. Each installment of the Severance Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) The Company shall reimburse the Bank for compensation or benefits paid or provided by the Bank to the Executive to the extent attributable to the Executive’s performance of services for the Company in accordance with the applicable reimbursement policies of the Company and the Bank.

(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

FNB United Corp.

Attn: Senior Human Resources Officer

150 South Fayetteville Street

Asheboro, North Carolina 27203

With a copy to each of the following:

Schell Bray Aycock Abel & Livingston PLLC

Attn: Melanie S. Tuttle

230 North Elm Street

1500 Renaissance Plaza

Greensboro, North Carolina 27420

and

Arnold & Porter LLP

Attn: Brian C. McCormally

555 Twelfth St. NW

Washington, DC 20004

If to the Executive:

David L. Nielsen

2227 Red Fox Trail

Charlotte, North Carolina 28211

or

the most recent address

on the Company’s employment

records for the Executive

With a copy to:

Moore & Van Allen PLLC

Attn: Neill G. McBryde

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

or to such other address as any party hereto may designate by notice to the others.

(e) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Service Period hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Service Period.

(f) Only an instrument in writing signed by the parties hereto may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(g) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(h) The Company and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume this Agreement in the same manner and to the same extent that the Company or the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” and the “Bank” shall mean both the Company and the Bank as defined above and any such successor (or successors) that assumes this Agreement, by operation of law or otherwise.

(i) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(i), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company or the Bank shall be implied by the Company’s or the Bank’s forbearance or failure to take action.

(j) The Company and the Bank may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(k) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its principles of conflicts of law.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FNB United Corp.

/s/ James M. Campbell, Jr.
Name:	James M. Campbell, Jr.
Title:	Chairman

CommunityONE Bank, National Association

/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	President and Chief Executive Officer

/s/ David L. Nielsen
David L. Nielsen